Exhibit 99.3

PEABODY ENERGY News Release

CONTACT:
Vic Svec
(314) 342-7768
FOR IMMEDIATE RELEASE
Aug. 11, 2010
PEABODY ENERGY (NYSE: BTU) ANNOUNCES
PRICING OF $650 MILLION 6.5% SENIOR NOTES DUE 2020
ST. LOUIS, Aug. 11 — Peabody Energy announced today the pricing of its offering of $650 million of 6.5% senior notes due 2020 under its shelf registration statement.
     Peabody intends to use the net proceeds from the offering to fund the cash tender offer for any and all of its outstanding 6 7/8% senior notes due 2013 and to redeem any notes not tendered in connection with the previously announced tender offer.
     The underwriters expect to deliver the notes on or about August 25, 2010.
     The notes will be general unsecured senior obligations of Peabody and will rank equally in right of payment with the company’s other senior indebtedness.
     Banc of America Securities LLC, Morgan Stanley & Co. Incorporated, HSBC Securities (USA) Inc., Citigroup Global Markets Inc. and RBS Securities Inc. are acting as lead book-running managers for this offering. Copies of the preliminary prospectus supplement and accompanying prospectus for the offering may be obtained from: Banc of America Securities LLC, Attention: Prospectus Department, 100 West 33rd Street, 3rd Floor, New York, New York 10001, by telephone at 800-294-1322 or dg.prospectus_distribution@bofasecurities.com; Morgan Stanley & Co. Incorporated, Attention: Prospectus Department, 180 Varick Street 2/F, New York, New York 10014, or by telephone at 866-718-1649; HSBC Securities (USA) Inc., Attention: Transaction Management Group, c/o Broadridge, 1155 Long Island Avenue, Bay 1-7, Edgewood, New York 11717 or by telephone 866-811-8049; Citigroup Global Markets Inc., Attention: Syndicate Desk, 390 Greenwich Street, New York, New York 10013, or by telephone at (212) 723-6020; or RBS Securities Inc., Attention: Debt Capital Markets, RBS Global Banking & Markets, 600 Washington Boulevard, Stamford, CT 06901, by telephone at 1-866-884-2071.
     Peabody Energy (NYSE: BTU) is the world’s largest private-sector coal company and a global leader in clean coal solutions. With 2009 sales of 244 million tons and $6 billion in revenues, Peabody fuels 10 percent of U.S. power and 2 percent of worldwide electricity.
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